EXHIBIT 99.1

IMMEDIATE RELEASE

Note:  Reissued on October 14, 2015 to correct the payable and record dates.

QUAINT OAK BANCORP, INC. ANNOUNCES INCREASE IN THE
QUARTERLY CASH DIVIDEND RATE TO $.0375 PER SHARE

Southampton, Pa., October 14, 2015 – Quaint Oak Bancorp, Inc. (OTCQX: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that its Board of Directors at their meeting on October 14, 2015, declared an increase of 7.14% in the quarterly cash dividend rate to $.0375 per share on the common stock of the Company payable on November 9, 2015, to the shareholders of record at the close of business on October 26, 2015.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to announce the increase in our quarterly cash dividend rate to $.0375 per share following our two-for-one stock split in the form of a 100% stock dividend completed in September 2015.  As always, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059